EXHIBIT 99.1

NEWS RELEASE

Contact:	Mike Geller	Trevor Gibbons	Stacy Feit
	Edelman	Edelman	Financial Relations Board
	(212) 729-2163	(212) 704-8166	(213) 486-6549

ASHFORD PRIME COMMENTS ON SESSA’S PRESS STATEMENT AND PURPORTED NOTICE OF DIRECTOR NOMINATIONS
DALLAS, Jan. 15, 2016 /PRNewswire/ -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) today issued a statement in response to the press statement and purported notice of nomination made by Sessa Capital (“Sessa”) regarding its intention to nominate five representatives for election to Ashford Prime’s Board of Directors at the Company’s 2016 Annual Meeting of Stockholders.
The Board and management of Ashford Prime are committed to maintaining an open dialogue with stockholders and welcome constructive input. Our approach has been no different with Sessa, and to that end, members of the Company’s Board and management team have held numerous meetings with Sessa over the past several months, including an in-person meeting with several of our independent directors earlier this month.
Based on our previous meetings, Sessa is solely interested in an immediate sale of the Company, regardless of whether it is in the best interest of the Company’s shareholders. The Company will provide a more fulsome response to Sessa’s proposals in due course. That said, we have been clear throughout this process that we will carefully study any suggestions by Sessa and any other Ashford Prime stockholder to determine if there are alternative approaches to generating stockholder value that warrant consideration. In light of our willingness to work cooperatively with Sessa, we are particularly disappointed that it has chosen to abandon private discussions and instead pursue a disruptive proxy contest that is neither constructive nor beneficial to Ashford Prime or its other stockholders. Notwithstanding its ownership of only 8% of the shares, Sessa seeks effective control of the Company.
As previously announced, the Company and its independent directors are engaged in a strategic review to create value for all stockholders and have decided to explore a full range of strategic alternatives, including a possible sale of the Company.
Ashford Prime is reviewing the purported notice of nomination submitted by Sessa, and the Nominating and Corporate Governance Committee and the Board will review the materials that were submitted. The Board will present its recommendation regarding director nominees in the Company’s definitive proxy statement and other materials to be filed with the Securities and Exchange Commission and mailed to all stockholders eligible to vote at the 2016 Annual Meeting of Stockholders. The 2016 Annual Meeting has not yet been scheduled.
Ashford Prime has retained Cadwalader, Wickersham & Taft LLP as legal counsel and Deutsche Bank Securities Inc. as financial advisor on this matter.
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.
Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime's filings with the Securities and Exchange Commission (the “SEC”).
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
Important Information
Ashford Hospitality Prime, Inc. (“Ashford Prime”) plans to file with the SEC and furnish to its stockholders a Proxy Statement in connection with its 2016 Annual Meeting, and advises its stockholders to read the Proxy Statement relating to the 2016 Annual Meeting when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents (when available) that Ashford Prime files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from Ashford Prime by directing a request to Ashford Hospitality Prime, Inc., Attn: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.
Certain Information Concerning Participants
Ashford Prime, its directors and named executive officers may be deemed to be participants in the solicitation of Ashford Prime’s stockholders in connection with its 2016 Annual Meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Ashford Prime’s proxy statement dated April 17, 2015, which is filed with the SEC. To the extent holdings of Ashford Prime’s securities have changed since the amounts printed in the proxy statement, dated April 17, 2015, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

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